Exhibit 99.1

Key Energy Services, Inc.	February 25, 2019
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE

 Key Energy Services Reports Fourth Quarter and Full Year 2018 Earnings

HOUSTON, TX, February 25, 2019 - Key Energy Services, Inc. (“Key” or the “Company”) reported fourth quarter 2018 consolidated revenues of $117.2 million and a net loss of $23.1 million, or $(1.14) per share as compared to consolidated revenues of $134.7 million and a net loss of $23.9 million, or $(1.18) per share for the third quarter of 2018. The results for the fourth quarter of 2018 include expenses of $1.3 million, or $0.06 per share, associated with certain equity awards, and gains on sale of assets of $2.2 million, or $0.11 per share. Excluding these items, the Company reported a net loss of $24.0 million, or $(1.19) per share for the fourth quarter of 2018. The results for the third quarter of 2018 include expenses of $1.6 million, or $0.08 per share, associated with certain equity awards, gains on sale of assets of $1.9 million, or $0.10 per share, and costs associated with executive changes of $1.2 million, or $0.06 per share. Excluding these items, the Company reported a net loss of $23.0 million, or $(1.14) per share for the third quarter of 2018.
Consolidated revenues for the full year of 2018 increased $85.5 million, or 19.6%, to $521.7 million from full year 2017 revenues of $436.2 million. The Company reduced its net loss by $31.8 million to $88.8 million for the full year of 2018 from $120.6 million for the full year of 2017, with diluted loss per share improving by $1.62 per share to $(4.38) per share for the year ended December 31, 2018 as compared to $(6.00) per share for the full year of 2017. Full year 2018 results include expenses of $5.2 million, or $0.26 per share, associated with certain equity awards, gains on sale of assets of $9.6 million, or $0.47 per share, and costs associated with executive changes of $1.2 million, or $0.06 per share. Adjusted EBITDA for the full year of 2018 improved by $31.2 million to $22.0 million from negative EBITDA of $9.2 million in 2017.
Overview and Outlook
Key’s President and Chief Executive Officer, Rob Saltiel, stated, “Our fourth quarter results were impacted by a general reduction in activity due to the completion of clients’ 2018 budgets, the decline in oil prices from October onward and the seasonal holiday slowdown. This particularly affected our coiled tubing business and our 24-hour completion rigs in the Permian Basin. Despite the decline in activity and revenues, our results benefited from price increases during the fourth quarter and our success in lowering

February 25, 2019

our cost structure. These factors lessened the impact on our net loss and Adjusted EBITDA from the quarter-to-quarter decline in revenue.”
Saltiel continued, “We ended 2018 with $74.3 million in total liquidity, of which $50.3 million was cash. We expect that we will end 2019 with a total liquidity at least equivalent to our liquidity at the end of 2018. For the first quarter of 2019, we expect our revenues to increase from the fourth quarter of 2018 between 1.0% to 5.0%, with further improvement in the following quarter as we move past seasonal impacts and our clients execute on their 2019 plans.”
Financial Overview
The following tables sets forth summary data for the fourth quarter and twelve months of 2018 and prior comparable periods (in millions except per share amounts, unaudited):

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(unaudited)	(unaudited)
	(in millions, except per share amounts)
Revenues	$117.3	$134.7	$116.3
Net loss	(23.1)	(23.9)	(22.3)
Diluted loss per share	(1.14)	(1.18)	(1.11)
Adjusted EBITDA	3.9	5.6	1.8

	Twelve Months Ended
	December 31, 2018	December 31, 2017
	(unaudited)
	(in millions, except per share amounts)
Revenues	$521.7	$436.2
Net loss	(88.8)	(120.6)
Diluted loss per share	(4.38)	(6.00)
Adjusted EBITDA	22.0	(9.2)
Fourth Quarter Segment Results
Fourth quarter 2018 Rig Services revenues were $69.1 million as compared to third quarter 2018 revenues of $77.2 million, with fourth quarter 2018 rig hours of approximately 156,000 hours. The decline in revenues was due to seasonal factors, a lower oil price environment and a reduction in 24-hour completion activity as our clients’ completed their 2018 budgets ahead of year-end. The segment generated operating income of $4.1 million (5.9% of revenues) and Adjusted EBITDA of $11.0 million (16.0% of

February 25, 2019

revenue) in the fourth quarter of 2018 as compared to operating income of $4.5 million (5.8% of revenue) and Adjusted EBITDA of $11.9 million (15.4% of revenue) in the third quarter of 2018. Cost structure reductions and improved pricing during the fourth quarter benefited margins and partially offset the decline in income due to the lower activity.
Fourth quarter 2018 Fluid Management Services revenues were $20.8 million as compared to the third quarter 2018 revenues of $21.9 million. The segment generated an operating loss of $1.3 million and Adjusted EBITDA of $1.9 million (9.3% of revenue) in the fourth quarter of 2018 as compared to an operating loss of $2.8 million and Adjusted EBITDA of $1.6 million (7.3% of revenue) in the third quarter of 2018. The quarter on quarter improvement was due largely to lower repair and maintenance costs and the Company’s relocation of assets into markets with better economics.
Fourth quarter 2018 Fishing & Rental Services revenues were $16.9 million as compared to third quarter 2018 revenues of $17.5 million. The segment generated an operating loss of $1.2 million and Adjusted EBITDA of $4.4 million (26.0% of revenue) in the fourth quarter of 2018 as compared to operating loss of $1.4 million and Adjusted EBITDA of $4.5 million (25.7 % of revenue) in the third quarter of 2018. Improvements in pricing partially offset the typical seasonal decline and benefited margins.
Fourth quarter 2018 Coiled Tubing Services revenues were $10.5 million as compared to third quarter 2018 revenues of $18.2 million. Utilization of large diameter coiled tubing units declined during the fourth quarter of 2018 as clients finished their completions schedules ahead of year-end. The segment generated an operating loss of $2.3 million and negative Adjusted EBITDA of $0.9 million ((8.8)% of revenue) in the fourth quarter of 2018 as compared to operating income of $0.4 million and Adjusted EBITDA of $1.8 million (10.1% of revenue) in the third quarter of 2018. During the fourth quarter of 2018, the Company averaged approximately 2.5 large diameter units working as compared to approximately 5 in the prior quarter. Coiled Tubing Services margins declined largely due to the lower activity and associated labor cost inefficiencies.
General and Administrative Expenses
General and Administrative (G&A) expenses were $20.3 million for the fourth quarter of 2018 compared to $23.9 million in the prior quarter. Fourth quarter 2018 G&A expenses included $1.3 million of stock-based compensation expense as compared to $1.6 million of stock-based compensation expense for the third quarter of 2018. G&A expense for the fourth quarter of 2018 benefited largely from cost structure changes implemented during the quarter.

February 25, 2019

Liquidity
As of December 31, 2018, Key had total liquidity of $74.3 million, consisting of $50.3 million in unrestricted cash and $24 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. This compares to total liquidity of $72.8 million at September 30, 2018, consisting of $43.3 million in unrestricted cash and $29.5 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. The Company has no outstanding borrowings under its $100.0 million asset-based loan facility. Capital expenditures for the fourth quarter of 2018 were $9.0 million and $37.5 million for the full year of 2018 with $15.4 million in asset sale proceeds for the full year of 2018.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its fourth quarter and full year 2018 financial results on Tuesday, February 26, 2019 at 10:00 a.m. CST. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 352-204-8973. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 9874648. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”
A telephonic replay of the conference call will be available on Tuesday, February 26, 2019, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 9874648. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.

February 25, 2019

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
REVENUES	$117,253	$134,721	$116,280	$521,695	$436,165
COSTS AND EXPENSES:
Direct operating expenses	92,335	106,103	94,351	406,396	332,332
Depreciation and amortization expense	19,758	21,808	21,217	82,639	84,542
General and administrative expenses	20,273	23,925	16,786	91,626	115,284
Impairment expense	—	—	—	—	187
Operating loss	(15,113)	(17,115)	(16,074)	(58,966)	(96,180)
Interest expense, net of amounts capitalized	8,738	8,708	8,125	34,163	31,797
Other income, net	(382)	(213)	(1,408)	(2,354)	(7,187)
Reorganization items, net	—	—	—	—	1,501
Loss before tax income taxes	(23,469)	(25,610)	(22,791)	(90,775)	(122,291)
Income tax benefit	391	1,750	464	1,979	1,702
NET LOSS	$(23,078)	$(23,860)	$(22,327)	$(88,796)	$(120,589)
Loss per share:
Basic and diluted	$(1.14)	$(1.18)	$(1.11)	$(4.38)	$(6.00)
Weighted average shares outstanding:
Basic and diluted	20,297	20,252	20,116	20,250	20,105

February 25, 2019

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues
Rig Services	$69,056	$77,153	$64,804	$296,969	$248,830
Fishing & Rental Services	16,890	17,477	13,364	64,691	59,172
Coiled Tubing Services	10,500	18,220	14,861	71,013	41,866
Fluid Management Services	20,807	21,871	23,251	89,022	80,726
International	—	—	—	—	5,571
Consolidated Total	$117,253	$134,721	$116,280	$521,695	$436,165

Operating Income (Loss)
Rig Services	$4,078	$4,470	$(854)	$19,552	$(3,620)
Fishing & Rental Services	(1,170)	(1,390)	(3,745)	(8,653)	7,506
Coiled Tubing Services	(2,302)	413	1,737	5,196	1,631
Fluid Management Services	(1,348)	(2,832)	(2,106)	(8,850)	(19,532)
International	—	—	(213)	—	(4,993)
Functional Support	(14,371)	(17,776)	(10,893)	(66,211)	(77,172)
Consolidated Total	$(15,113)	$(17,115)	$(16,074)	$(58,966)	$(96,180)

Operating Income (Loss) % of Revenues
Rig Services	5.9%	5.8%	(1.3)%	6.6%	(1.5)%
Fishing & Rental Services	(6.9)%	(8.0)%	(28.0)%	(13.4)%	12.7%
Coiled Tubing Services	(21.9)%	2.3%	11.7%	7.3%	3.9%
Fluid Management Services	(6.5)%	(12.9)%	(9.1)%	(9.9)%	(24.2)%
International	—%	—%	—%	—%	(89.6)%
Consolidated Total	(12.9)%	(12.7)%	(13.8)%	(11.3)%	(22.1)%

February 25, 2019

Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net loss	$(23,078)	$(23,860)	$(22,327)	$(88,796)	$(120,589)
Income tax benefit	(391)	(1,750)	(464)	(1,979)	(1,702)
Interest expense, net of amounts capitalized	8,738	8,708	8,125	34,163	31,797
Interest income	(241)	(201)	(176)	(820)	(711)
Depreciation and amortization	19,758	21,808	21,217	82,639	84,542
EBITDA	$4,786	$4,705	$6,375	$25,207	$(6,663)
% of revenues	4.1%	3.5%	5.5%	4.8%	(1.5)%

Severance costs	—	—	—	—	2,492
Stock-based compensation	1,286	1,582	(3,989)	5,245	7,010
Restructuring items, net	—	—	—	—	1,501
Impairment expense	—	—	—	—	187
Gain on sales of assets	(2,216)	(1,935)	(596)	(9,618)	(22,422)
Legal settlement	—	—	—	—	11,562
Gain on sale of business in Russia	—	—	—	—	(4,677)
Restructuring professional fees	—	—	—	—	1,780
Executive changes	—	1,208	—	1,208	—
Adjusted EBITDA	$3,856	$5,560	$1,790	$22,042	$(9,230)
% of revenues	3.3%	4.1%	1.5%	4.2%	(2.1)%

Revenues	$117,253	$134,721	$116,280	$521,695	$436,165

February 25, 2019

	Three Months Ended December 31, 2018
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$4,105	$(1,164)	$(2,300)	$(1,341)	$(22,378)	$(23,078)
Income tax benefit	—	—	—	—	(391)	(391)
Interest expense, net of amounts capitalized	—	—	—	—	8,738	8,738
Interest income	—	—	—	—	(241)	(241)
Depreciation and amortization	7,650	5,704	1,336	4,510	558	19,758
EBITDA	$11,755	$4,540	$(964)	$3,169	$(13,714)	$4,786
% of revenues	17.0%	26.9%	(9.2)%	15.2%	—%	4.1%

Stock-based compensation	24	45	64	—	1,153	1,286
Gain on sales of assets	(757)	(193)	(27)	(1,239)	—	(2,216)
Adjusted EBITDA	$11,022	$4,392	$(927)	$1,930	$(12,561)	$3,856
% of revenues	16.0%	26.0%	(8.8)%	9.3%	—%	3.3%

Revenues	$69,056	$16,890	$10,500	$20,807	$—	$117,253

	Three Months Ended September 30, 2018
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$4,488	$(1,378)	$414	$(2,827)	$(24,557)	$(23,860)
Income tax benefit	—	—	—	—	(1,750)	(1,750)
Interest expense, net of amounts capitalized	—	—	—	—	8,708	8,708
Interest income	—	—	—	—	(201)	(201)
Depreciation and amortization	8,212	6,012	1,403	5,262	919	21,808
EBITDA	$12,700	$4,634	$1,817	$2,435	$(16,881)	$4,705
% of revenues	16.5%	26.5%	10.0%	11.1%	—%	3.5%

Stock-based compensation	129	35	12	—	1,406	1,582
(Gain) loss on sales of assets	(912)	(180)	4	(847)	—	(1,935)
Executive changes	—	—	—	—	1,208	1,208
Adjusted EBITDA	$11,917	$4,489	$1,833	$1,588	$(14,267)	$5,560
% of revenues	15.4%	25.7%	10.1%	7.3%	—%	4.1%

Revenues	$77,153	$17,477	$18,220	$21,871	$—	$134,721

February 25, 2019

	Twelve Months Ended December 31, 2018
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$19,689	$(8,622)	$5,202	$(8,773)	$(96,292)	$(88,796)
Income tax benefit	—	—	—	—	(1,979)	(1,979)
Interest expense, net of amounts capitalized	—	—	—	—	34,163	34,163
Interest income	—	—	—	—	(820)	(820)
Depreciation and amortization	31,519	23,361	5,223	20,091	2,445	82,639
EBITDA	$51,208	$14,739	$10,425	$11,318	$(62,483)	$25,207
% of revenues	17.2%	22.8%	14.7%	12.7%	—%	4.8%

Stock-based compensation	407	135	253	—	4,450	5,245
(Gain) loss on sales of assets	(3,329)	(738)	(3,230)	(2,348)	27	(9,618)
Executive changes	—	—	—	—	1,208	1,208
Adjusted EBITDA	$48,286	$14,136	$7,448	$8,970	$(56,798)	$22,042
% of revenues	16.3%	21.9%	10.5%	10.1%	—%	4.2%

Revenues	$296,969	$64,691	$71,013	$89,022	$—	$521,695

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in

February 25, 2019

using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

February 25, 2019

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.